Exhibit 10.1.9.2

Description of Directors’ Compensation

The following tables show, effective as of April 1, 2012, the annual retainer amounts and committee meeting fees payable, in quarterly installments, to the members of the Board of Directors of Consolidated Edison, Inc. (the “Company”):

Annual Retainer for each Member of the Board	Annual Retainer for the Lead Director	Annual Retainer for the Chair of the Audit Committee	Annual Retainer for each of the Chairs of the Corporate Governance and Nominating, and the Management Development and Compensation Committees	Annual Retainer for each of the Chairs of the Environment, Health & Safety, Finance, Operations Oversight and Planning Committees	Annual Retainer for each Member of the Audit Committee
$90,000	$35,000	$20,000	$10,000	$5,000	$10,000

Meeting Fee for each Committee Meeting Attended	Meeting Fee for each Audit Committee Meeting Attended	Meeting Fee for Acting Chair (when regular committee chair is absent)
$1,500	$2,000	$200

Pursuant to the terms of the Company Long Term Incentive Plan (“LTIP”), effective April 1, 2012, members of the Board also receive an annual award of deferred stock units, valued at $105,000 based on the closing price of the Company’s common stock on the day of the Annual Meeting, which are deferred until the Director’s termination of service from the Board. If a non-management Director is first appointed to the Board after the Annual Meeting, his or her first annual award is prorated. Members of the Board have the option of deferring their annual retainers, committee meeting fees and annual award of deferred stock units pursuant to the LTIP and the Deferred Compensation Plan for the Benefit of Trustees of CECONY (the “Deferred Compensation Plan”).

The Company reimburses Board members who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the Company’s Board and on the Board of its subsidiary, Consolidated Edison Company of New York, Inc. (“CECONY”), and corresponding Committees, is paid additional compensation for concurrent service. Members of the Board who are officers of the Company or its subsidiaries receive no retainers, meeting fees or annual award of deferred stock units for their service on the Board.

Members of the Board are also eligible to participate in the Company’s Stock Purchase Plan (“Stock Purchase Plan”).

Copies of the LTIP, the Deferred Compensation Plan and the Company’s Stock Purchase Plan, and amendments thereto, have been (or , as to amendments that may be adopted after the date of this description, will be) included as exhibits to the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

February 16, 2012